Exhibit 23(a) Consent of Independent Auditors










We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-27838) pertaining to the Equitable of Iowa Companies (1982) Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-57492), pertaining to the Equitable of Iowa Companies Restated and Amended 1992 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-57484), pertaining to the Equitable of Iowa Companies Deferred Profit Sharing and Retirement Savings Plan and Trust, in the Registration Statement (Form S-8 No. 33-51091) pertaining to the Equitable of Iowa Companies Employee Stock Purchase Plan, in the Registration Statement (Form S-3 No. 33-55045) pertaining to the Equitable of Iowa Companies Dividend Reinvestment and Stock Purchase Plan, in the Registration Statement (Form S-3 No. 33-57343) pertaining to the registration of debt securities, and in the Registration Statement (Form S-3 No. 333-1909) pertaining to the universal shelf registration of Equitable of Iowa Companies and Equitable of Iowa Companies Capital Trust, and the respective related Prospectuses, of our report dated February 11, 1997, with respect to the consolidated financial statements and schedules of Equitable of Iowa Companies and subsidiaries included in the Annual Report (Form 10-
K) for the year ended December 31, 1996.

                                                s/ Ernst & Young LLP

Des Moines, Iowa
March 6, 1997